                                                                      Exhibit 21

                        Subsidiaries of the Registrant
                        ------------------------------

     FC Banc Corp.'s only subsidiary is The Farmers Citizens Bank, an Ohio-chartered bank. FC Banc Corp. owns 100% of the capital stock of The Farmers Citizens Bank